                                                                 Exhibit 99.32

For Immediate Release

KeraVision Reports Record Revenues for 3rd Quarter

Doctors Trained Reaches 448 As Acceptance of Intacs (trademark) Grows

Fremont, CA (October 19, 1999) -- KeraVision, Inc. (Nasdaq: KERA), developer of Intacs -- the first FDA-approved non-laser option for surgically treating mild myopia (nearsightedness) -- today announced financial results for the quarter ended September 30, 1999.

Revenues were $4.2 million compared to $239,000 for the same period a year ago and $3.9 million for the second quarter of 1999. Revenues in the quarter were primarily driven by sales of Intacs start-up kits, which include surgical instruments and a small initial inventory of Intacs, and by Intacs reorders. The net loss for the third quarter was $5.0 million, or $0.32 per common share, compared to $5.7 million, or $0.48 per common share, for the third quarter of 1998.

KeraVision said it trained 205 doctors during the quarter, bringing the total number of U.S. ophthalmic surgeons who are credentialed to perform the Intacs procedure to 448. The mix of surgeons completing Intacs training shifted during the quarter to accommodate more doctors belonging to corporate partner groups as well as associates of doctors previously trained. Since Intacs start-up kits already were purchased in these instances, revenues from these "associate" doctors were for training only.

Revenues for the first nine months of 1999 totaled $8.6 million compared to $503,000 for the same period in 1998. The net loss for the first nine months of 1999 was $17.9 million, or $1.34 per common share compared to $16.8 million or $1.57 per common share for the same period a year ago. The per share calculations for the first nine months of 1999 include the effect of a Series B deemed dividend of $1.1 million to preferred stockholders.

KeraVision Chairman and Chief Executive Officer Thomas M. Loarie said, "During the quarter, KeraVision continued to see strong surgeon demand for Intacs training and procedure growth in line with our upwardly revised expectations. I am also pleased to announce that the 20/20 visual outcomes being achieved by surgeons who are performing their first-ever Intacs procedures are as high as we saw in U.S. clinical trials." Noting that the first Intacs outcomes data from the commercial launch will be presented next week at the American Academy of Ophthalmology meeting, Loarie added, "These early commercial results point to the strength of our training and proctoring program."

Loarie said the company is closing the gap between initial certification training and final skills transfer to surgeons by adding skilled specialists and capacity - additions made possible by the recent secondary financing.

He continued, "We are focusing on the building blocks: training, proctoring, practice integration and marketing. We are continuing to expand our core group of surgical sites by training new independent surgeons and their associates as well as doctors who are part of refractive surgery provider groups. In the fourth quarter, we intend to concentrate on developing several integration models that can be tailored to local market conditions for roll-out next year," Loarie concluded.

During the third quarter, John Galantic was appointed to the new position of KeraVision president and chief operating officer.
Galantic, 37, who most recently served as SmithKline Beecham's Belgium country manager, is credited with the successful European launch of that company's smoking cessation brand, Niquitin, and for revitalizing the over-the-counter franchise in Belgium with 17 percent annual growth
- the most of any consumer healthcare company in that market.

In addition, Steven M. Henderson, 40, former sales director for Bausch & Lomb's $50 million-a-year U.S. refractive surgery business and director of training for more than 1,000 LASIK surgeons, has been named to the new post of KeraVision vice president-sales.

About KeraVision
On April 9, the FDA approved Intacs for surgically treating mild nearsightedness - a condition that affects an estimated 20 million adult Americans. Since then, surgeon training has been initiated at six sites across the U.S. In addition, several surgeon practice groups that represent more than 200 vision surgery locations in the U.S. -- including Laser Vision Centers, Inc. (Nasdaq: LVCI), NovaMed Eyecare (Nasdaq: NOVA) and ARIS Vision, Inc. -- have begun in-house training in the Intacs procedure for their own doctors.

KeraVision, founded in 1986, is the developer of Intacs, the first FDA-approved non-laser option for surgically treating mild myopia (nearsightedness). Intacs are a safe and effective alternative to eyeglasses, contact lenses and vision correction surgeries that permanently alter the eye's central optical zone. The company's patented technology platform is also being developed for the possible treatment of other common vision problems including mild hyperopia (farsightedness) and astigmatism.

Except for the historical information, the matters discussed in this news release are forward-looking statements. Actual results may differ materially due to a variety of factors, including market acceptance of KeraVision Intacs, complications relating to the product or the surgical procedure, competitive products and technologies, and other risk factors described under the heading "Risk Factors Affecting the Company, Its Business and Its Stock Price" set forth in Form 10-Q for the quarter ended June 30, 1999, and Form 10-K for the year ended December 31, 1998, as well as in other SEC filings.

# # #

Note to Editors: Intacs are a registered trademark or trademark of KeraVision, Inc. in the U.S. and foreign countries

Contact:

KeraVision, Inc., Fremont
Mark Fischer-Colbrie, 510/353-3000 (Investors)
Mick Taylor, 510/353-3075 (Media)
www.keravision.com
Fax on Demand, 800/448-8559

                                KERAVISION, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except per share data; unaudited)

                                       Three Months Ended      Nine Months Ended
                                           September 30,          September 30,
                                     ---------------------  --------------------
                                        1999       1998       1999       1998
                                     ---------- ----------  --------- ----------



Net sales...........................    $4,188       $239     $8,569       $503

Costs and expenses:
   Cost of sales and manufacturing
    expenses........................     2,915      1,155      7,530      3,104
   Research and development.........     2,293      2,839      6,494      8,855
   Selling, general and
      administrative................     4,258      2,129     12,429      5,781
                                     ---------- ----------  --------- ----------

Total costs and expenses............     9,466      6,123     26,453     17,740
                                     ---------- ----------  --------- ----------
Operating loss......................    (5,278)    (5,884)   (17,884)   (17,237)

Interest income and other, net......       555        196        619        387
Interest expense....................      (227)        25       (607)        13
                                     ---------- ----------  --------- ----------
Net Loss............................    (4,950)    (5,663)   (17,872)   (16,837)

Preferred stock dividends on:
Dividend on redeemable convertible
  Series B Preferred stock..........      (369)      (383)    (1,144)    (2,994)
                                     ---------- ----------  --------- ----------
Net loss applicable to common
  stockholders......................   ($5,319)   ($6,046)  ($19,016)  ($19,831)
                                     ========== ==========  ========= ==========
Basic and diluted net loss per share
 applicable to common stockholders..    ($0.32)    ($0.48)    ($1.34)    ($1.57)
                                     ========== ==========  ========= ==========
Shares used in calculation of
 net loss per share.................    16,428     12,686    (14,201)    12,655



                                 KERAVISION
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                (in thousands)

                                                September 30 December 31,
                                                   1999       1998
                                                ----------  ---------

                     ASSETS
Current assets:
  Cash and cash equivalents...................    $51,671     $1,449
  Available-for-sale investments..............      6,733      6,279
  Accounts receivable, net....................        663        365
  Inventory...................................      1,705        427
  Prepaid expenses and other current assets...        745        716
                                                ----------  ---------
Total current assets..........................     61,517      9,236

Property and equipment, net                         2,377      1,840
Other assets..................................        100        108
                                                ----------  ---------
Total assets..................................    $63,994    $11,184
                                                ==========  =========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities                               9,935      4,321
  Capital lease obligations - non-current.....        568        821
  Redeemable Convertible Series B Preferred
    Stock.....................................     16,534     17,489
  Total stockholders' equity
    (net capital deficiency)..................     36,957    (11,447)
                                                ----------  ---------
Total liabilities and total stockholders'
   equity (net capital deficiency)............    $63,994    $11,184
                                                ==========  =========
